Exhibit 10.45

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

REGENCY FIELD SERVICES LLC (“Seller”),

TRISTREAM EAST TEXAS, LLC (“Buyer”)

and

TRISTREAM ENERGY, LLC

July 15, 2010

TABLE OF CONTENTS

1.	Description of Seller Property to be Sold	1

2.	Excluded Property	3

3.	Purchase and Sale	4

4.	Purchase Price and Closing Matters	4

5.	Disclaimer of Warranties	16

6.	Depreciation, Damage or Condemnation	18

7.	Seller Indemnification	19

8.	Buyer Indemnification	22

9.	Seller’s Representations and Warranties	23

10.	Buyer’s and Tristream’s Representations and Warranties.	30

11.	Seller Marks	33

12.	Books and Records	33

13.	Taxes	33

14.	Termination of Agreement	34

15.	Access	35

16.	Confidentiality	36

17.	Waiver; Remedies Cumulative	38

18.	Severability	39

19.	Construction	39

20.	Binding Agreement/Assignability	39

21.	Entire Agreement	39

22.	Cooperation	39

23.	Notices	39

24.	Counterparts and Conflicts	40

(i)

25.	Employee Matters	40

26.	Seller Easements	42

27.	FCC Filing	43

28.	Schedules	43

29.	Miscellaneous Provisions	44

(ii)

List of Exhibits and Schedules

Exhibits:

Exhibit A-1	Description of Seller Pipeline and Plant Facilities
Exhibit A-2	Vehicles
Exhibit B-1	Seller Easements
Exhibit B-2	Seller Easements Requiring Consent
Exhibit B-3	Fee Properties
Exhibit C	Assumed Contracts
Exhibit D	Permits
Exhibit E	Escrow Agreement
Exhibit F	Conveyance of Pipeline Property
Exhibit G	Special Warranty Deed and Bill of Sale
Exhibit H	Assignments of Easements and Rights-of-Way
Exhibit I	Transition Services Agreement
Exhibit J	Transferred Employee Waiver

Schedules:

Schedule 2(m)	Excluded Storage Vessels
Schedule 4(g)(ii)(A)(1)	CDM Fees
Schedule 9(b)	No Conflict
Schedule 9(e)	Exceptions to Representations and Warranties in Section 9(e)
Schedule 9(j)	Taxes
Schedule 9(k)	Pipeline Status
Schedule 9(m)(i)	Liens on Fee Property to be Released on or Before the Closing
Schedule 9(m)(ii)	Liens on Personal Property to be Released on or Before the Closing
Schedule 9(m)(iv)	Exceptions to Real Property Interests
Schedule 9(m)(v)	Condition of Property
Schedule 9(n)	Potential Employees
Schedule 9(o)	Employee Benefits
Schedule 9(q)	Subsequent Events
Schedule 9(r)(i)	Unaudited Statement of Revenue and Expenses of the Eustace System
Schedule 9(r)(ii)	Summary Historical Residue Sales
Schedule 10(d)	Buyer’s Consents
Schedule 25(a)	Seller Severance Benefits
Schedule 25(e)	Employee 401(k) Loan Balances

(iii)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated this 15t h day of July, 2010, is by and among Regency Field Services LLC, a Delaware limited liability company (“Seller”), having a place of business at 2001 Bryan Street, Suite 3700, Dallas, TX 75201, Tristream Energy, LLC, a Delaware limited liability company (“Tristream”), and Tristream East Texas, LLC, a Delaware limited liability company (“Buyer”) and a wholly-owned subsidiary of Tristream, both having a place of business at 14090 Southwest Freeway, Suite 460, Sugar Land, Texas 77478. The term “Agreement,” when used herein, includes the exhibits and schedules attached hereto. Seller, Tristream and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title, and interest in and to certain pipeline assets, plants and facilities generally known as the “Eustace System” together with the contracts related thereto;

NOW, THEREFORE, the Parties, in consideration of the mutual promises contained in this Agreement, state and agree as follows:

Agreements:

1.	Description of Seller Property to be Sold. The “Seller Property” is defined in this Agreement as all of Seller’s right, title and interest in and to the assets, properties, rights, licenses and contracts, of every kind and description, whether real, personal or mixed, tangible or intangible, owned, held or used by Seller exclusively in the operation of the Eustace System, other than the Excluded Property described in Section 2, which Seller Property is comprised of the following:

(a)	the gathering lines, residue lines and other pipelines owned by Seller and comprising the Eustace System, which are described in Exhibit A-1, together with the fixtures, appurtenances, pumps, tanks, valves, fittings, meters and meter stations, cathodic protection ground beds and similar devices, anodes, rectifiers, transformers, dehydrators, expanders, heaters, heat exchangers, chillers, separators, coolers, cooling towers, tanks, storage facilities, generators, spare parts and other equipment comprising or otherwise exclusively related to the ownership, maintenance, or operation of such pipelines (collectively, the “Seller Pipeline”);

(b)	the processing facilities, treating units, dehydration units, amine treating systems, condensate storage tanks, compressor stations, field offices, control buildings, injection and disposal wells, radios, radio towers and antennas, and other associated facilities which are part of, and owned, held or used by Seller exclusively in the operation of, the Eustace System, and which are listed on Exhibit A-1 (collectively, the “Plant Facilities”);

(c)	the vehicles listed on Exhibit A-2 and the personal property owned, held or used by Seller exclusively in the operation of the Eustace System, including all machinery, equipment, tools, SCADA system materials and equipment, office equipment, telephone equipment, computer equipment and hardware, software, furniture, and supplies (collectively, the “Personal Property”);

(d)	all natural gas, condensate, natural gas liquids, other hydrocarbons and sulfur owned by Seller and located in the Eustace System as of the Closing Date, including the natural gas used as line-pack;

(e)	the rights-of-way, easements, surface use agreements, permits, licenses, leases, leasehold interests and other similar rights for the use of the surface or subsurface estate owned or held by Seller and exclusively related to the ownership or operation of the Eustace System and Seller Pipeline which are listed in Exhibit B-1 (collectively, the “Seller Easements”), of which the Real Property Agreements listed on Exhibit B-2 require consent;

(f)	the fee properties owned by Seller and exclusively related to the Eustace System as listed in Exhibit B-3 (the “Fee Properties”);

(g)	the gathering, treating and processing agreements, transportation agreements, water disposal agreements, compressor agreements, construction and operating agreements, sales, purchase, exchange and marketing agreements, master services agreements, lease agreements pertaining to personal property, rights under warranties made by suppliers of products, materials or equipment and other contracts and agreements to which Seller is a party that relate exclusively to the Eustace System and/or to the gas and other hydrocarbons transported through, treated or processed by the Plant Facilities that are listed on Exhibit C (the “Assumed Contracts”);

(h)	to the extent assignable to Buyer, all governmental permits, licenses, orders, authorizations and related instruments or rights exclusively related to the ownership, operation or use of the Eustace System (collectively, the “Permits”) and which are listed and described on Exhibit D;

(i)	all files, documents, records, correspondence, studies, surveys, reports and other data in the actual possession or control of Seller primarily relating to the ownership, operation or use of any of the above-described Seller Property, including all land and title records, engineering, environmental and operational records, technical records (including designs, manuals, specifications and other data used in connection with the operation of the Eustace System), gathering and processing records, division order and right-of-way files, contract files, accounting, business and marketing files, and all other information related primarily to any of the Seller Property, regardless of whether in paper or electronic media (collectively, the “Records”); provided, however, Records shall not include the following: (1) all of Seller’s internal appraisals and interpretive data related to the Seller Property, (2) all attorney-client privileged information and attorney work product of Seller, (3) Seller’s corporate, financial, employee and general tax records that do not relate primarily to the Seller Property, and (4) all accounting files that do not relate primarily to the Seller Property; and

(j)	the benefit of all prepaids, deferred costs, deposits, advances, credits and expenses that have been prepaid by Seller to the extent relating exclusively to the Seller Property, including lease and rental payments.

2.	Excluded Property. The “Excluded Property” is defined as the following rights and interests:

(a)	all of Seller’s cash, cash equivalents, securities, bank accounts and all records relating thereto relating to the Seller Property with respect to periods prior to the Calculation Date (as defined below);

(b)	all receivables relating to periods prior to the Calculation Date, including manufacturers’ warranty receivables, notes, accounts receivables, trade account receivables and insurance proceeds receivables;

(c)	claims against insurance companies for losses occurring prior to the Closing Date to the extent the damaged Seller Property is repaired prior to the Closing Date;

(d)	all personnel records and other records required by law to remain in Seller’s possession;

(e)	all limited liability company records, minutes, and records of meetings, and income tax records;

(f)	all claims for refund of taxes and other governmental charges of whatever nature with respect to any such taxes or charges relating to the Seller Property paid or to be paid by Seller with respect to a period, or portions thereof, ending prior to the Calculation Date;

(g)	any contract that is not an Assumed Contract (collectively, “Excluded Contracts”);

(h)	all documents and instruments of Seller that may be protected by an attorney-client privilege or other attorney work product;

(i)	all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties;

(j)	documents prepared or received by Seller with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Seller Property, (iii) analyses by Seller of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement;

(k)	all rights in connection with assets of any employee benefit plans;

(l)	any logos, emblems, signs, trademarks, trade names, or service marks, including, but not limited to, the Seller Marks (as defined in Section 11 below);

(m)	the storage vessels listed on Schedule 2(m); and

(n)	rights, title, interests in and to properties and assets that are not Seller Property or not relating to the Eustace System.

3.	Purchase and Sale. Buyer hereby agrees to purchase, on a going concern basis from Seller, and Seller hereby agrees to sell, grant, transfer, convey, and assign to Buyer, free and clear of all liens, security interests, claims, purchase rights or other encumbrances (except Permitted Encumbrances) the Seller Property in accordance with and subject to the terms and conditions set forth in this Agreement.

4.	Purchase Price and Closing Matters.

(a)	Purchase Price. The purchase price payable by Buyer at the Closing for the Seller Property shall be Seventy Million One Hundred Eighty Thousand Dollars ($70,180,000) (the “Base Purchase Price”), subject to adjustment as provided in Section 4(g) below (the Base Purchase Price, as such may be adjusted prior to Closing, being referred to herein as the “Closing Purchase Price”). Following Closing, the Parties shall agree on a final calculation of the Closing Purchase Price (the “Final Purchase Price”) pursuant to Section 4(g). On or before the Closing, Buyer shall deliver, or cause to be delivered, to Seller’s designated bank account a wire transfer of immediately available funds (inclusive of the Equity Contribution to be released from escrow, if applicable, pursuant to Section 4(c)(iv)) in the amount of the Closing Purchase Price.

(b)	Liabilities.

(i)	As part of the consideration for the sale of the Seller Property by Seller to Buyer but without limitation of the Seller’s indemnification obligations in Section 7 below, at the Closing, Buyer will assume and agree to duly and timely pay, perform and discharge, pursuant to the Conveyance of Pipeline Property (as defined in Section 4(h)(i) below), the following liabilities and obligations (the “Assumed Liabilities”):

(A)	the obligations, liabilities and commitments of Seller under the Assumed Contracts, Real Property Agreements (as herein defined) and the Permits included in the Seller Property to the extent the obligations, liabilities or commitments (1) are not required to be performed prior to the Closing Date or do not arise out of or relate to a failure to perform, breach or other violation thereof that occurred prior to the Closing Date, and (2) accrue and relate to the operations of the Seller Property from and after the Closing Date;

(B)	the liability of Seller with respect to Imbalances (as herein defined) in the measurement and delivery of natural gas, condensate, natural gas liquids, other hydrocarbons and sulfur, to the extent such Imbalance is included in the calculation of the Closing Purchase Price; and

(C)	any liabilities or obligations arising out of or related to Buyer’s ownership and operation of the Seller Property from and after the Closing Date.

(ii)	Notwithstanding any provision in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Seller or its affiliates which shall remain the liabilities and obligations of the Seller (the “Excluded Liabilities”).

(c)	Pre-Closing Matters.

(i)	From the date hereof until the Closing, Seller shall (A) operate the Seller Property in the ordinary course of business consistent with past practices, (B) use its commercially reasonable efforts to preserve intact its relationships with third parties (including suppliers, customers, and governmental authorities), in each case in all material respects, (C) comply in all material respects with all of the rules, regulations, laws, statutes and orders of the appropriate regulatory agencies that are applicable to the operation of the Seller Property, and (D) pay all taxes with respect to the Seller Property that become due and payable prior to the Closing Date. Without limiting the generality of the foregoing, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and except as provided below, from the date hereof until the Closing, Seller shall not: (1) make any material change in the conduct of the business related to the Seller Property or sell, lease, or otherwise dispose of any part of the Seller Property, except any part of the Seller Property having an aggregate value not exceeding fifty thousand dollars (US $50,000), provided, however, that if the Closing is delayed by Buyer pursuant to clause (i) of Section 14(g), the aggregate value shall be increased to one hundred thousand dollars (US $100,000); (2) create or allow any lien, security interest or other encumbrance on any part of the Seller Property except for Permitted Encumbrances; (3) make, or commit to make, any capital improvements to the Seller Property which could reasonably be anticipated to require future capital expenditures by Seller or Buyer in an aggregate cost in excess of fifty thousand dollars (US $50,000); (4) amend in any material respect or otherwise terminate any material Assumed Contract or material Real Estate Agreement; or (5) materially increase the compensation or benefits payable to any Potential Employee (as herein defined) or enter into or amend any employment, severance or special pay arrangement or agreement with any Potential Employee except (x) as required by applicable law, (y) as required by existing contractual arrangements, or (z) pursuant to existing compensation policies or arrangements consistent with past practice. From and after the date hereof until the Closing, Seller may, notwithstanding the provisions of clause (3) above, make any capital improvements to the Seller Property if reasonably necessary under emergency circumstances, and the cost thereof shall be taken into consideration for the adjustment of the Base Purchase Price pursuant to Section 4(g) below. Seller shall notify Buyer as soon thereafter as reasonably practicable.

(ii)	Until the earlier of the Closing or the termination of this Agreement pursuant to Section 14, neither Seller, its partners, members or shareholders, nor their respective officers, directors, managers, employees, representatives, agents or advisors shall do any of the following, directly or indirectly, with any third party (other than Buyer regarding the transactions contemplated by this Agreement): (A) discuss, negotiate, authorize, participate in, propose or enter into, any transaction involving a disposition of the Seller Property (any such transaction, an “Acquisition Transaction”); (B) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers from any third party in respect of an Acquisition Transaction; or (C) furnish or cause to be furnished to any third party any information concerning the Seller Property or Seller in connection with an Acquisition Transaction.

(iii)	Buyer and Tristream shall use their commercially reasonable efforts to obtain the financing under that certain commitment letter dated May 10, 2010 with Amegy Bank National Association required to effect the transactions contemplated by this Agreement. If any portion of the funds to be provided by Amegy Bank National Association under such commitment letter becomes unavailable, regardless of the reason therefor, Buyer shall, upon learning thereof, promptly so advise Seller and Buyer and Tristream shall use their commercially reasonable efforts to obtain alternative financing from other sources. For purposes of this Agreement, “Lender” shall refer to Amegy Bank National Association or any successor lender obtained by Buyer pursuant to the preceding sentence and “Commitment” shall refer to the above-described commitment letter with Amegy Bank National Association or any commitment letter received from any successor lender.

(iv)	Unless the Closing (as herein defined) shall occur concurrently with the execution of this Agreement, the members and other equity providers of Tristream shall, concurrently with the execution of this Agreement, deliver $35,300,000 in cash (the “Equity Contribution”) to Amegy Bank National Association, as escrow agent (“Escrow Agent”) to be held in an interest-bearing account in accordance with the terms and provisions of that certain Escrow Agreement dated of even date hereof among Tristream, Buyer, Haddington Energy Partners III LP and Escrow Agent, in the form attached hereto as Exhibit E, which form shall not be amended, modified or terminated (other than a termination in accordance with the terms of the Escrow Agreement) without Seller’s prior consent. The Equity Contribution shall be distributed to Seller and credited to the Closing Purchase Price at Closing, or if this Agreement is terminated for any reason, the Equity Contribution shall be distributed to Haddington Energy Partners III LP.

(d)	Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall occur on July 15, 2010, provided all of the conditions precedent set forth in Section (e) and Section (f) (other than the conditions which, by their nature, are to be satisfied at Closing) have been satisfied, or if permissible, waived, or at such other place, time and date as is agreed to in writing by the Parties (the “Closing Date”) in the offices of Seller. The Closing will be deemed effective as of 12:01 a.m., Central Time, on July 15, 2010 (the “Effective Time”).

(e)	Conditions of Seller’s Obligation to Close. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to Closing of all the following conditions:

(i)	(A) Each of the representations and warranties of Buyer and Tristream made in this Agreement (other than those in Sections 10(a) and 10(c)), will be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak to an earlier date, in which case, as of such earlier date) and as of the Closing (as if made anew at and as of the Closing, except to the extent such representations speak to an earlier date, in which case, as of such earlier date), with only such failures to be so true and correct as have not had, and could not reasonably be expected to have, a Material Adverse Effect on Buyer, (B) each of the representations and warranties of Buyer and Tristream made in Sections 10(a) and 10(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), and (C) Buyer and Tristream shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer or Tristream on or before the Closing (provided that for purposes of determining whether the condition set forth in clause (C) of this sentence has been satisfied, all “Material Adverse Effect” and other materiality qualifiers contained in such covenants and agreements shall be disregarded); and

(ii)	Buyer shall not have exercised any right it may have hereunder to terminate this Agreement;

(iii)	any waiting periods (or any extension thereof) applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated (“HSR Approval”);

(iv)	no injunction or other order shall have been issued by a court of competent jurisdiction preventing the consummation of the transactions contemplated hereby;

(v)	Buyer and Tristream shall have each delivered to Seller a certificate to the effect that the respective conditions specified in Section 4(e)(i) have been satisfied in all respects; and

(vi)	Seller shall have received from Buyer and Tristream all agreements, instruments and documents that are required by the terms of this Agreement to be executed or delivered to Seller, prior to or in connection with the Closing, including those specified in Section 4(h).

For purposes of this Agreement, “Material Adverse Effect” means any effect, event, development or change, (a) which, individually or in the aggregate with all effects, events, developments or changes has, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of Buyer, Tristream and/or the Seller Property, as applicable, or (b) which prevents Buyer, Tristream or Seller, as applicable, from executing and performing, or has an adverse effect on the ability of Buyer, Tristream or Seller to execute and perform, their respective obligations under this Agreement or the other agreements contemplated hereby or to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, excluding any such result or consequence resulting from or related to (1) changes in general economic, political or business conditions which affect Buyer, Tristream or the Seller Property, as applicable, except any such change that affects Buyer, Tristream or the Seller Property, as applicable, in a disproportionate manner compared to similarly situated participants in the industries in which Buyer, Tristream or the Seller Property, as applicable, operates; (2) conditions affecting the oil and gas industry or oil and gas services industry generally, except any such change that affects Buyer, Tristream or the Seller Property, as applicable, in a disproportionate manner compared to similarly situated participants in the industries in which Buyer, Tristream or the Seller Property, as applicable, operates; (3) any change in law or in accounting rules, except any such change that affects Buyer, Tristream or the Seller Property, as applicable, in a disproportionate manner compared to similarly situated participants in the industries in which Buyer, Tristream or the Seller Property, as applicable, operates; (4) any act of terrorism, war (declared or undeclared) or other military action, riot, revolution, fires, strikes, flood, sabotage or epidemics; or (5) conditions or effects that have been demonstrated by Buyer, Tristream or Seller, as applicable, as resulting from the announcement of the existence of this Agreement.

(f)	Conditions of Buyer’s Obligation to Close. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to Closing of all the following conditions:

(i)	(A) Each of the representations and warranties of Seller made in this Agreement (other than those in Sections 9(a), 9(c) and 9(m) (as to title only)), without giving effect to any amendments or supplements to such representations and warranties under Section 29, will be true and correct as of the date of this Agreement (except to the extent such representations and warranties speak to an earlier date, in which case, as of such earlier date) and as of the Closing (as if made anew at and as of the Closing, except to the extent such representations speak to an earlier date, in which case, as of such earlier date), with only such failures to be so true and correct as have not had, and could not reasonably be expected to have, a Material Adverse Effect on Seller and/or the Seller Property, (B) each of the representations and warranties of Seller made in Sections 9(a), 9(c) and 9(m) (as to title only), without giving effect to any amendments or supplements to such representations and warranties under Section 29, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), and (C) Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing (provided that for purposes of determining whether the condition set forth in clause (C) of this sentence has been satisfied, all “Material Adverse Effect” and other materiality qualifiers contained in such covenants and agreements shall be disregarded);

(ii)	Seller shall not have exercised any right it may have hereunder to terminate this Agreement;

(iii)	HSR Approval shall have expired or been terminated;

(iv)	no injunction or other order shall have been issued by a court of competent jurisdiction preventing the consummation of the transactions contemplated hereby;

(v)	Seller shall have delivered to Buyer and Tristream a certificate to the effect that the conditions specified in Section 4(f)(i) have been satisfied in all respects;

(vi)	Seller shall have used commercially reasonable efforts to obtain the Consents and, in the event any such Consent is obtained, shall have provided evidence of such Consent in form and substance reasonably satisfactory to Buyer;

(vii)	Buyer shall have received from Seller all agreements, instruments and documents that are required by the terms of this Agreement to be executed or delivered to Buyer, prior to or in connection with the Closing, including those specified in Section 4(h);

(viii)	no Material Adverse Effect with respect to the Seller Property shall have occurred; and

(ix)	Buyer’s Lender is ready, willing and able, assuming Buyer and Tristream have exercised the efforts prescribed in Section 4(c)(iii), to fund the Commitment for debt financing in the full amount of the Commitment on the terms and conditions substantially consistent with the terms of the Commitment.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any governmental authority.

(g)	Allocation of Revenues and Expenses; Adjustments to Purchase Price.

(i)	All revenues, proceeds, and other monies allocable under generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis (“GAAP”) to the ownership or operation of the Seller Property for the period prior to the Calculation Date shall be for the benefit of Seller, and the amount of all revenues, proceeds, and other monies allocable under GAAP to the ownership or operation of the Seller Property from and after the Calculation Date shall be for the benefit of the Buyer. All expenditures and accounts payable allocable under GAAP to the Seller Property for the period of time prior to the Calculation Date shall be borne by Seller and all expenditures and accounts payable allocable under GAAP to the Seller Property relating to the period of time from and after the Calculation Date shall be borne by Buyer. For purposes of this Agreement, “Calculation Date” means 12:01 a.m., Central Time, on June 1, 2010.

(ii)	The Base Purchase Price shall be adjusted at Closing to reflect adjustments set forth in this Section 4(g), such adjustments to be reflected in the Preliminary Settlement Statement (as hereinafter defined). The Base Purchase Price shall be adjusted as follows:

(A)	Upward by the following:

(1)	The amount of all expenditures, including capital expenditures and emergency capital expenditures, paid by Seller prior to the Closing Date to non-affiliated third parties and to CDM Resource Management LLC (“CDM”), consistent with the fees described on Schedule 4(g)(ii)(A)(1), in connection with the ownership, operation or maintenance of the Seller Property on or after the Calculation Date to the extent such expenditures and the fees payable to CDM are allocable under GAAP to the period from and after the Calculation Date; and

(2)	The amount by which any Imbalances owed by one or more third parties to Seller (the “Imbalance Receivables”) exceeds any Imbalances owed by Seller to one or more third parties (the “Imbalance Payables”) as of the Calculation Date. For purposes of this Section 4(g), an “Imbalance” means natural gas, condensate, natural gas liquids, other hydrocarbons and/or sulfur imbalances between Seller and any third party relating to or arising out of the operation of the Seller Property that exist at the Calculation Date.

(B)	Downward by the following:

(1)	The amount of all proceeds and revenues relating to the Seller Property received by Seller to the extent such proceeds and revenues are allocable under GAAP to the period from and after the Calculation Date;

(2)	The amount by which any Imbalance Payables exceeds any Imbalance Receivables as of the Calculation Date; and

(3)	The amount of all accrued paid time-off due to any Transferred Employees as of the Calculation Date which is assumed by Buyer as set forth in Section 25(b) below.

(iii)	Not later than three (3) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Preliminary Settlement Statement”) setting forth the adjustments to the Base Purchase Price and the calculation, in reasonable detail, of the Closing Purchase Price. Prior to delivery of the Preliminary Settlement Statement, Seller shall consult with Buyer as to the contents thereof and shall negotiate with Buyer in good faith as to any modifications that Buyer proposes to make to the Preliminary Settlement Statement. The Closing Purchase Price payable at the Closing will be the amount set forth in the Preliminary Settlement Statement.

(iv)	Within ninety (90) days after the Closing, Seller shall deliver to Buyer a written statement (the “Post-Closing Settlement Statement”) setting forth in reasonable detail any changes to the Preliminary Settlement Statement, each adjustment or payment that was not finally determined as of the Closing Date, the calculation of such adjustments and a proposed Final Purchase Price. Seller shall provide reasonable supporting documentation with the Post-Closing Settlement Statement. Buyer shall have thirty (30) days after Buyer’s receipt of the Post-Closing Settlement Statement to object to any amounts contained therein by delivering a dispute notice (“Buyer’s Dispute Notice”) to Seller indicating any amounts disputed by Buyer contained in the Post-Closing Settlement Statement, and Seller and Buyer shall use good faith efforts to agree on any such disputed amounts. If Buyer does not deliver a Buyer’s Dispute Notice by such date, Buyer shall be deemed to have accepted the Post-Closing Settlement Statement and the calculation of the Final Purchase Price, and Buyer or Seller, as applicable, shall pay the other Party the amount owed to such other Party as determined in the Post-Closing Settlement Statement. If Buyer and Seller are unable to agree on any such disputed amounts within ten (10) days after Buyer’s delivery of Buyer’s Dispute Notice, then each Party shall deliver to Deloitte Touche LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Parties; the accounting firm ultimately chosen, the “Accountants”) the Preliminary Settlement Statement, Post-Closing Settlement Statement, Buyer Dispute Notice and such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants. If such dispute is submitted to the Accountants and a value has been assigned by both Buyer and Seller to any disputed amount that remains in dispute, then the Parties shall instruct the Accountants not to assign a value to such disputed item that is greater than the greatest value for such disputed amount claimed by either Party or less than the smallest value for such disputed amount claimed by either Party. The Accountants shall have thirty (30) days to carry out a review and prepare a written statement of their determination regarding the disputed matter(s) (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter) which determination shall be final and binding upon the Parties. Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Following the resolution of any such dispute by the Parties or by the Accountants, Buyer or Seller, as applicable, shall pay the other Party the amount owed to such other Party as determined by the Parties or the Accountants, as applicable.

(v)	Any post-Closing payments made under this Section 4(g) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the Party receiving the funds within ten (10) days of the date upon which an agreement is reached or the Final Purchase Price is otherwise established as herein provided. If, after Seller’s Post-Closing Settlement Statement is delivered to Buyer, an invoice or other evidence of an obligation is received which under the terms of this Section 4(g) is partially the obligation of Seller and partially the obligation of Buyer, then the Parties shall consult each other and each Party shall pay its portion of such obligation to the other Party within fifteen (15) days from the determination of the portion of the obligation due from each Party. Any disputes between the Parties with respect to such invoice, or allocation of responsibility thereof, shall be handled with the same dispute resolution procedure set forth in Section 4(g)(iv) above.

(vi)	For a period of twenty-four (24) months after the Closing Date, to the extent a Party receives revenues that are not attributable to, or pays expenditures that are not required to be borne by, such Party in accordance with this Section 4(g) and such amount is not taken into consideration in the determination of the Closing Purchase Price or Final Purchase Price in accordance with this Section 4(g), (A) such Party will pay over any such revenues to the other Party and (B) the other Party will reimburse such Party for any expenditures paid.

(vii)	The Closing Purchase Price shall be allocated to the Seller Property for tax and financial accounting purposes by the Parties on or before the Closing Date. Once the Final Purchase Price is determined, Seller and Buyer agree that the allocation will be adjusted promptly with respect to the Seller Property in a manner that is consistent with the differences between the Closing Purchase Price and the Final Purchase Price and the items of Seller Property to which such differences relate. Seller and Buyer agree: (A) to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and to jointly prepare their respective Forms 8594 in a manner consistent with such allocation; and (B) without the consent of the other Party, not to take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise, except as provided by law or any final determination of any issue relating to such allocation under Code Section 1313 or otherwise. Seller and Buyer agree that each will furnish the other a copy of its Form 8594 proposed to be filed with the Internal Revenue Service by such Party or any affiliate thereof not less than ten (10) days prior to the filing of such form with the Internal Revenue Service.

(h)	Closing Documents.

(i)	Prior to or at Closing, Buyer and Seller shall execute and deliver to the other Party counterparts of: (A) Conveyance of Pipeline Property pertaining to the Seller Property (other than the Fee Properties) in the form attached to this Agreement as Exhibit F; (B) a Special Warranty Deed and Bill of Sale pertaining to the Fee Properties in the form attached to this Agreement as Exhibit G; (C) one or more Assignments of Easements and Rights-of-Way pertaining to the Seller Easements in the form attached to this Agreement as Exhibit H; (D) a Transition Services Agreement which shall provide for a period of services through October 31, 2010 (the “Transition Period”) in substantially the form attached to this Agreement as Exhibit I; and (E) such other forms, documents, and instruments as may be reasonably necessary to transfer to Buyer all of Seller’s right, title, and interest in and to the Seller Property, subject to the terms of this Agreement (collectively, the “Seller Ancillary Documents”).

(ii)	In addition to the deliveries required by Section 4(h)(i), at the Closing, Seller shall deliver to Buyer:

(A)	a certificate of good standing, existence, or similar document with respect to Seller issued by the appropriate governmental authority of the jurisdiction of its formation as of a date not more than thirty (30) days prior to the Closing Date;

(B)	a certificate of the Secretary of Seller dated the Closing Date: (1) setting forth the resolutions of the member of Seller authorizing the execution and delivery by Seller of this Agreement, the Seller Ancillary Documents and the consummation by Seller of the transactions contemplated hereby, and certifying such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date and (2) attesting as to the incumbency and signature of each officer of Seller who will execute this Agreement or any Seller Ancillary Documents; and

(C)	(1) evidence reasonably satisfactory to Buyer of the release and discharge of all liens and encumbrances securing any indebtedness with respect to the Seller Property or (2) executed payoff letters, in form and substance reasonably satisfactory to Buyer, relating to the release and discharge of all liens and encumbrances securing any indebtedness with respect to the Seller Property, and in either case duly executed instruments of release, partial release or termination, as applicable, in a form acceptable for filing in the appropriate public offices.

(iii)	In addition to the deliveries required by Section 4(h)(i), at the Closing, Buyer shall deliver to Seller:

(A)	a certificate of good standing, existence, or similar document with respect to Buyer issued by the appropriate governmental authority of the jurisdiction of its formation as of a date not more than thirty (30) days prior to the Closing Date; and

(B)	a certificate of the Secretary of Buyer dated the Closing Date: (1) setting forth the resolutions of the board of managers of Buyer authorizing the execution and delivery by Buyer of this Agreement, the Seller Ancillary Documents and the consummation by Buyer of the transactions contemplated hereby, and certifying such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date and (2) attesting as to the incumbency and signature of each officer of Buyer who will execute this Agreement or any Seller Ancillary Documents.

(iv)	In addition to the deliveries required by Section 4(h)(i), at the Closing, Tristream shall deliver to Seller:

(A)	a certificate of good standing, existence, or similar document with respect to Tristream issued by the appropriate governmental authority of the jurisdiction of its formation as of a date not more than thirty (30) days prior to the Closing Date; and

(B)	a certificate of the Secretary of Tristream dated the Closing Date: (1) setting forth the resolutions of the board of managers of Tristream authorizing the execution and delivery by Tristream of this Agreement, the Seller Ancillary Documents and the consummation by Tristream of the transactions contemplated hereby, and certifying such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date and (2) attesting as to the incumbency and signature of each officer of Tristream who will execute this Agreement or any Seller Ancillary Documents.

(v)	Prior to Closing, Seller shall furnish to Buyer an affidavit stating Seller’s taxpayer identification number and that Seller is not a “foreign person” as provided in Section 1445(b)(2) of the Code.

(i)	Third Party Consents. Seller shall use commercially reasonable efforts to obtain any consents of third parties which are required to be obtained for the assignment of the Seller Property to Buyer (the “Consents”) prior to the Closing. This obligation shall continue after the Closing with respect to any Consents that are not obtained prior to the Closing. After the Closing and prior to obtaining the Consents, any of the Seller Properties that are not otherwise assignable or transferable, other than Excluded Contracts (each a “Non-Assigned Asset”), shall, at the option of Buyer, be deemed to be held by Seller until such Non-Assigned Asset can be assigned (the “Holding Period”). During the Holding Period, Seller shall grant to Buyer an exclusive right and license to use each such Non-Assigned Asset and provide Buyer with the economic benefits and risks of ownership of the Non-Assigned Assets, the intent of the Parties being to provide Buyer, to the extent the same can be reasonably done, with the same access and ability to utilize such Non-Assigned Assets as if such Non-Assigned Assets had been included within the Seller Property. To the extent that Buyer is provided the benefits (if any) of any such Non-Assigned Asset (whether from Seller or otherwise), (i) Buyer shall perform for the benefit of any third party the obligations of Seller arising from and after the Closing thereunder or in connection therewith and (ii) Buyer shall pay, perform and discharge, and Buyer and Tristream shall indemnify Seller against and hold Seller harmless from, all Losses of Seller relating to such performance or failure to perform; provided, however, that such indemnity shall not include any claims arising from Seller’s failure to obtain any required Consent. Upon receipt of the Consent related to a Non-Assigned Asset, such Non-Assigned Asset shall automatically be deemed to be part of the Seller Property without the need for any further action on the part of the Parties or any other Person and without the payment of any additional consideration, provided that, Seller and Buyer will take or cause to be taken such further action (including the execution and delivery of such further instruments and documents) with respect to the Non-Assigned Asset as the other Party reasonably may request, all without further consideration. Buyer shall cooperate in good faith with Seller in connection with the pursuit of the Consents. Buyer shall pay all reasonable and customary fees to any third party for the purpose of obtaining any Consent and all reasonable and customary costs and expenses of any third party resulting from the process of obtaining such Consents.

5.	Disclaimer of Warranties.

(a)	Condition of Seller Property. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE SELLER PROPERTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER SHALL ACCEPT THE SELLER PROPERTY IN AN “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS OR DEFECTS, BOTH PATENT AND LATENT. BUYER AND TRISTREAM HAVE MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER AND TRISTREAM DEEM APPROPRIATE; PROVIDED THAT ANY SUCH INSPECTION SHALL NOT RELIEVE SELLER FROM ANY REPRESENTATION, WARRANTY OR INDEMNIFICATION CONTAINED IN THIS AGREEMENT. EXCEPT FOR ANY REPRESENTATIONS OR WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THE SELLER’S INDEMNIFICATION OBLIGATIONS WITH RESPECT THERETO, BUYER AND TRISTREAM RELEASE SELLER FROM ANY AND ALL LIABILITY FOR LATENT AND PATENT FAULTS OR DEFECTS IN, OR RELATED TO, THE SELLER PROPERTY, REGARDLESS OF HOW SUCH FAULTS WERE CAUSED OR CREATED (BY SELLER’S NEGLIGENCE, ACTIONS, OMISSIONS OR FAULT, OR OTHERWISE). Notwithstanding the foregoing, Seller will warrant title to the Seller Property against claims arising by, through, or under Seller, but not otherwise, and that the Seller Property is free and clear of all liens, security interests, and other encumbrances, except for Permitted Encumbrances, as defined herein. “Permitted Encumbrances” means (i) liens, security interests and other encumbrances for taxes or governmental assessments not yet due and payable; (ii) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision laws or regulations (A) that do not materially and adversely affect the specific Seller Property to which they relate for the use to which they are put or the ability to transfer, assign, pledge, mortgage or otherwise hypothecate any such Seller Property and (B) which are of a nature that would be reasonably acceptable to a prudent operator of assets and facilities related to the gathering, treating, processing, and transportation of natural gas and natural gas liquids of a type similar to the Seller Property; (iii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business for amounts that are not delinquent and would not, or would not reasonably be expected to, in the aggregate, have a Material Adverse Effect on the Seller Property; and (iv) such other liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters (A) that do not materially and adversely affect (x) the Seller Property, or the operations thereof, as a whole, (y) the ability to transfer, assign, pledge, mortgage or otherwise hypothecate any material components of the Seller Property, or (z) the ability of Buyer to own, operate and maintain the Seller Property after Closing in the ordinary course of business consistent with Seller’s past practices and (B) which are of a nature that would be reasonably acceptable to a prudent operator of assets and facilities related to the gathering, treating, processing, and transportation of natural gas and natural gas liquids of a type similar to the Seller Property.

(b)	Evaluation/Investigation. Buyer and Tristream acknowledge that Buyer is purchasing the Seller Property without relying upon any representations or warranties by Seller concerning the condition of the Seller Property except for the express representations and warranties provided in this Agreement. In making the decision to enter into the transactions contemplated by this Agreement, Buyer and Tristream have relied and will rely solely upon their independent investigation to determine the status of the Seller Property, the representations and warranties of Seller made in this Agreement, and the covenants and undertakings of Seller in this Agreement.

(c)	NORM, Wastes and Other Substances. Buyer and Tristream acknowledge that the Seller Property has been used for the transportation, treating and processing of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Seller Property or associated with the Seller Property. Equipment and sites included in the Seller Property may contain asbestos, naturally occurring radioactive materials (“NORM”) or other Constituents of Concern. “Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, friable asbestos, or PCBs, the handling, storage, treatment or exposure of or to which is subject to regulation under any Environmental Law. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The materials and equipment included in the Seller Property may contain NORM and other wastes or Constituents of Concern. NORM containing material and/or other wastes or Constituents of Concern may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Constituents of Concern from the Seller Property. This Section 5(c) does not relieve or release Seller from any representation, warranty, covenant, obligation, indemnification, or other express commitment contained in this Agreement by Seller regarding compliance with Environmental Laws and the presence or release of any Constituents of Concern.

6.	Depreciation, Damage or Condemnation.

(a)	Subject to Seller’s obligations under Section 4(c)(i)(A), Buyer shall be responsible for all risk of loss with respect to, and any depreciation or change in the condition of, the Seller Property from the Calculation Date until Closing due to ordinary wear and tear.

(b)	Prior to Closing, if any portion of the Seller Property is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (“Casualty Loss”), Seller shall promptly, and in any event no later than one (1) Business Day prior to the Closing, notify Buyer in writing of such Casualty Loss including such information as is reasonably available (the “Casualty Statement”).

(c)	Upon a Casualty Loss, Seller and Buyer shall have the right to terminate this Agreement as herein provided. If following any Casualty Loss Seller elects to terminate this Agreement pursuant to this Section 6, then Seller shall notify Buyer thereof in the Casualty Statement. If, and only if, Seller does not elect to terminate this Agreement pursuant to this Section 6, it shall notify Buyer thereof in the Casualty Statement and the Buyer shall have a period of ten (10) Business Days following the receipt of the Casualty Statement to notify Seller, in writing, if the Buyer elects to proceed with the Closing or to terminate this Agreement. At all times following the Casualty Loss, Seller shall grant Buyer reasonable access to the site of the Casualty Loss in accordance with the provisions of Section 15(b) to allow Buyer to evaluate the extent of the Casualty Loss.

(d)	In the event either Buyer or Seller elects to terminate this Agreement pursuant to Section 6(c) above, Seller shall retain the Seller Property, be responsible for the repair or replacement of any damage caused by the Casualty Loss and be entitled to retain all insurance proceeds payable as a result of such Casualty Loss.`

(e)	In the event neither Seller nor Buyer elects to terminate this Agreement pursuant to Section 6(c) above, Buyer will, subject to satisfaction or waiver of the conditions set forth in Section 4(f), purchase the Seller Property at the Closing with no reduction in the Purchase Price; provided, however, Seller will assign to Buyer the right to receive all insurance proceeds payable as a result of such Casualty Loss.

7.	Seller Indemnification.

(a)	Definitions Relating to Indemnification Generally.

(i)	Certain Defined Terms. As used in this Agreement, the term “Buyer Indemnitees” means Buyer, Tristream and their affiliates, and each of their respective officers, directors, managers, members, partners, shareholders, representatives, agents, employees, consultants, attorneys, successors, transferees and permitted assignees. As used in this Agreement, the term “Seller Indemnitees” means Seller and its affiliates, and each of their respective officers, directors, managers, members, partners, shareholders, representatives, agents, employees, consultants, attorneys, successors, transferees and permitted assignees.

(ii)	Notice and Defense, Survival of Indemnity Obligations. If any claim, loss or costs for which a Party (an “Indemnifying Party”) would be liable to the other Party under Section 7(b) or Section 8(a) (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under Section 7(b) or Section 8(a), except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the above notice from the Indemnified Party (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of such claim or demand, (A) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless the claimant delivers a written full and absolute release of any and all claims against the Indemnified Party and its affiliates related to such claim or demand and unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (B) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not elect to assume the defense of such claim or demand, the Indemnified Party may assume the defense of any such claim or demand with counsel of its own choice and if it is determined that the claim or demand was a matter for which the Indemnifying Party is required to provide indemnification under this Agreement, the Indemnifying Party will bear the reasonable costs and expenses of such defense; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such claim or demand if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7(a)(ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Except as otherwise provided below, the representations and warranties made by Seller in Section 9 hereof, and Seller’s obligations to indemnify the Buyer Indemnitees pursuant to Section 7(b)(i), shall survive Closing for a period of twelve (12) months after the Closing Date. The representations and warranties of Seller in Sections 9(a), 9(c), and 9(g) and 9(m)(ii) (as to title to personal property only), and Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 7(b)(i) with respect thereto, shall survive the Closing indefinitely. The representations and warranties of Seller contained in Section 9(j), and Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 7(b)(i) with respect thereto, shall survive the Closing for the period of the applicable statute of limitations (plus any extension or waivers thereof). The representations and warranties of Seller contained in Section 9(l), and Seller’s obligation to indemnify the Buyer Indemnitees pursuant to Section 7(b)(i) with respect thereto, shall survive for a period of eighteen (18) months following the Closing. All covenants and agreements contained herein which by their terms do not contemplate performance after the Closing and the indemnification obligations with respect thereto, shall survive for a period of six (6) months following the Closing. All covenants and agreements contained herein that by their terms are to be performed in whole or in part subsequent to the Closing and the indemnification obligations with respect thereto, shall survive the Closing in accordance with their terms; provided, that any such covenant or agreement which does not have an express duration shall survive the Closing for a period of twelve (12) months. Seller’s indemnification obligations pursuant to Section 7(b)(iii) shall survive the Closing for a period of twelve (12) months after the Closing Date. The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 7(a)(ii) shall be the “Survival Period” with respect to such representation or warranty or covenant or agreement. In the event notice of any claim for indemnification under this Agreement shall have been asserted in writing within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations or warranties or covenants or agreements that are the subject of such claim shall survive, but only to the extent of the underlying facts of the claim (so long as the facts or circumstances alleged to give rise to such claim have been specified in reasonable detail and are not based on speculative facts, circumstances or other events) as made prior to the expiration of the Survival Period, until such claim is finally resolved. For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement giving rise to a claim for indemnification under Section 7(b)(i) or Section 8(a)(i), all qualifications and exceptions in the representations and warranties of the Parties contained in this Agreement relating to materiality or words of similar meaning (including “Material Adverse Effect”) or any qualification or requirement that a matter be or not be “reasonably expected to occur” or words of similar meaning should be disregarded.

(iii)	Any indemnification payment made pursuant to this Agreement shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim, and the amount of any Loss shall take into account any tax benefits attributable to the circumstance or event giving rise to such Loss.

(iv)	THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(b)	Indemnification by Seller. From and after the Closing Date, Seller agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses (as herein defined) resulting from, arising out of, imposed upon, or incurred by any Buyer Indemnitee in connection with:

(i)	any breach of any representation or warranty of Seller set forth in Section 9 of this Agreement or the certificate delivered by Seller pursuant to Section 4(h)(ii)(B);

(ii)	any breach of any covenant or agreement of Seller contained in this Agreement; and

(iii)	the Excluded Property.

For purposes of this Agreement, “Losses” shall mean all losses, costs, charges, expenses (including interest and penalties due and payable with respect thereto, and reasonable attorney’s fees and other professional fees and expenses in connection with any claim, action or proceeding), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, assessments, deficiencies, demands, claims, causes of action, actions or proceedings.

(c)	Buyer and Tristream each acknowledge and agree that, other than with respect to claims for fraud by Seller, claims for equitable or injunctive relief relating to any breach of a covenant or obligation to be performed by Seller after the Closing Date, and the rights of the Parties set forth in Section 16, the indemnification provisions of Seller set forth in Section 7(b) shall be the sole and exclusive rights and remedies of Buyer, Tristream and any Buyer Indemnitee after Closing against Seller arising out of or with respect to this Agreement and the transactions contemplated hereby or any Losses of any kind or nature incurred by Buyer, Tristream or any Buyer Indemnitee relating to or arising out of the Seller Property. Buyer and Tristream further acknowledge and agree that only Seller is obligated to perform under this Agreement and the indemnification obligations hereunder, and that Buyer and Tristream shall have no recourse against Seller’s parent companies, subsidiaries and affiliates, or any of Seller’s or their respective officers, directors, managers, members, partners, shareholders, representatives, agents, employees, consultants, attorneys, successors, transferees and permitted assigns for obligations hereunder. WITHOUT LIMITING THE PRIOR SENTENCE, EFFECTIVE UPON THE CLOSING, BUYER AND TRISTREAM SHALL IRREVOCABLY AND UNCONDITIONALLY WAIVE, RELEASE, AND DISCHARGE SELLER AND ITS AFFILIATES FROM, AND COVENANT NOT TO SUE THE SELLER INDEMNITEES UPON, ANY PAST, PRESENT OR FUTURE CLAIM OR CAUSE OF ACTION, WHETHER PURSUANT TO COMMON OR STATUTORY LAW OR OTHERWISE, THAT RELATES IN ANY MANNER TO ANY BREACH BY SELLER OF THIS AGREEMENT, OR ANY LOSSES OF ANY KIND OR NATURE INCURRED BY BUYER, TRISTREAM OR ANY BUYER INDEMNITEE RELATING TO OR ARISING OUT OF THE SELLER PROPERTY, EXCEPT FOR BUYER’S AND TRISTREAM’S RIGHTS OF INDEMNIFICATION SET FORTH IN SECTION 7(b); PROVIDED THAT THIS SENTENCE AND ANY LIMITATION CONTAINED IN THIS SECTION 7(c) SHALL NOT APPLY WITH RESPECT TO (i) CLAIMS FOR FRAUD BY SELLER AND (ii) CLAIMS FOR EQUITABLE OR INJUNCTIVE RELIEF RELATING TO ANY BREACH OF ANY COVENANT OR OBLIGATION OF SELLER TO BE PERFORMED AFTER THE CLOSING DATE.

(d)	Notwithstanding anything to the contrary in this Agreement, (i) Seller shall have no obligation or liability under Section 7(b)(i) of this Agreement to the Buyer Indemnitees for any Losses arising under Section 7(b)(i) as a result of a breach of a representation or warranty unless the aggregate of all such Losses exceeds two percent (2%) of the Final Purchase Price (“Aggregate Deductible”), and in such event, Seller’s obligation and liability with respect thereto shall be applicable only to the extent that such Losses exceed the Aggregate Deductible, and (ii) Seller shall have no obligation or liability under Section 7(b) of this Agreement to the Buyer Indemnitees for Losses in excess of five percent (5%) of the Final Purchase Price in the aggregate. The Aggregate Deductible and the limitation of liability set forth in clause (ii) of the preceding sentence shall not apply to any Losses and claims for indemnification arising under Section 7(b)(ii) or Section 7(b)(iii).

8.	Buyer Indemnification.

(a)	Indemnification by Buyer. From and after the Closing Date, Buyer and Tristream agree to jointly and severally indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Losses resulting from, arising out of, imposed upon or incurred by any Seller Indemnitee in connection with:

(i)	any breach of any representation or warranty of Buyer or Tristream set forth in Section 10 of this Agreement, the certificate delivered by Buyer pursuant to Section 4(h)(iii)(B) or the certificate delivered by Tristream pursuant to Section 4(h)(iv)(B);

(ii)	any breach of any covenant or agreement of Buyer or Tristream contained in this Agreement; and

(iii)	the Assumed Liabilities.

(b)	Seller acknowledges and agrees that, other than with respect to claims for fraud by Buyer or Tristream, claims for equitable or injunctive relief relating to any breach of a covenant or obligation to be performed by Buyer or Tristream after the Closing Date, and the rights of the Parties set forth in Section 16, the indemnification provisions of Buyer and Tristream set forth in Section 8(a) shall be the sole and exclusive rights and remedies of Seller and any Seller Indemnitee after Closing against Buyer or Tristream arising out of or with respect to this Agreement and the transactions contemplated hereby or any Losses of any kind or nature incurred by Seller or any Seller Indemnitee relating to or arising out of the Seller Property. Seller further acknowledges and agrees that only Buyer and Tristream are obligated to perform under this Agreement and the indemnification obligations hereunder, and that Seller shall have no recourse against, Buyer’s or Tristream’s respective officers, directors, managers, members, partners, shareholders, representatives, agents, employees, consultants, attorneys, successors, transferees and permitted assigns for obligations hereunder. WITHOUT LIMITING THE PRIOR SENTENCE, EFFECTIVE UPON THE CLOSING, SELLER IRREVOCABLY AND UNCONDITIONALLY WAIVES, RELEASES, AND DISCHARGES BUYER AND TRISTREAM AND THEIR AFFILIATES FROM, AND COVENANTS NOT TO SUE THE BUYER INDEMNITEES UPON, ANY PAST, PRESENT OR FUTURE CLAIM OR CAUSE OF ACTION, WHETHER PURSUANT TO COMMON OR STATUTORY LAW OR OTHERWISE, THAT RELATES IN ANY MANNER TO ANY BREACH BY BUYER OR TRISTREAM OF THIS AGREEMENT, OR ANY LOSSES OF ANY KIND OR NATURE INCURRED BY SELLER OR ANY SELLER INDEMNITEE RELATING TO OR ARISING OUT OF THE SELLER PROPERTY, EXCEPT FOR SELLER’S RIGHTS OF INDEMNIFICATION SET FORTH IN SECTION 8(a); PROVIDED THAT THIS SENTENCE AND ANY LIMITATION CONTAINED IN THIS SECTION 8(b) SHALL NOT APPLY WITH RESPECT TO (i) CLAIMS FOR FRAUD BY BUYER OR TRISTREAM, AND (ii) CLAIMS FOR EQUITABLE OR INJUNCTIVE RELIEF RELATING TO ANY BREACH OF A COVENANT OR OBLIGATION TO BE PERFORMED BY BUYER OR TRISTREAM AFTER THE CLOSING DATE.

9.	Seller’s Representations and Warranties. As of the date hereof and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), Seller hereby represents and warrants to Buyer or Tristream as follows.

(a)	Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business and in good standing in Texas, possessing the authority to conduct its business as it is now being conducted.

(b)	No Conflict. Except as set forth on Schedule 9(b), the execution of this Agreement and the Seller Ancillary Documents and the consummation by Seller of the transactions contemplated hereunder and thereunder will not: (i) violate or conflict with any provision of its limited liability company agreement, or other governing documents; (ii) result in the breach of any term or condition of, or constitute (with or without the giving of notice or passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, modification or acceleration of any obligation under, any agreement or instrument to which Seller is a party or by which Seller or any Seller Property is otherwise bound; (iii) result in the creation of any lien or encumbrance on the Seller Property; or (iv) violate or conflict with any judgment, decree, order, permit, law, rule, or regulation applicable to Seller or the Seller Property, except, in the instance of clause (ii), for any such breach, default, violation, termination, cancellation, modification or acceleration which does not have, or could not reasonably be expected to have a Material Adverse Effect on the Seller Property.

(c)	Authorization. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement has been duly executed by Seller and constitutes, and the Seller Ancillary Documents and any other documents executed and delivered at Closing will constitute, a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.

(d)	Consents. Except as indicated on Exhibit B-2 or Exhibit C, or as would not have a Material Adverse Effect on the Seller Property, no Consent, approval, order, waiver or authorization of or by, or filing with, any other Person or entity is required to be made or obtained by Seller in connection with the execution, delivery, performance, or enforceability of this Agreement or the consummation of the transactions provided for in this Agreement. No preferential rights exist in third parties to purchase all or part of the Seller Property.

(e)	Assumed Contracts. Set forth on Exhibit C is a complete and accurate list of the following contracts, agreements or arrangements to which Seller is a party and which relate to the Seller Property or by which any of the Seller Property are bound: (i) all gathering agreements, transportation agreements, construction and operating agreements, processing agreements, and all other instruments relating to the Seller Property and the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other hydrocarbons; (ii) any contract or agreement related to the Seller Property (A) for capital expenditures involving obligations aggregating in excess of $50,000, (B) under which personal property is leased by Seller and which are not cancellable by either party thereto without penalty upon notice of sixty (60) days or less or pursuant to which rentals exceed $50,000 per annum or $100,000 during the term of such lease, or (C) involving the performance of services or the delivery of goods by or to Seller that do not terminate or are not terminable by Seller upon notice of sixty (60) days or less or which involves an obligation on Seller’s part in excess of $50,000 per annum or $100,000 during the term of such agreement; (iii) any contract or agreement under which Seller has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation related to or affecting the Seller Property; (iv) any contract or agreement concerning confidentiality or noncompetition relating to the Seller Property; or (v) any employment contract or agreement with respect to any of the Potential Employees (as herein defined) and any plan, contract or arrangement providing for compensation to any Potential Employee. Seller has made available to Buyer a correct and complete copy of each Assumed Contract. Except as set forth in Exhibit C, Seller is not in breach or default under and is in material compliance with all Assumed Contracts, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by Seller, or permit termination, modification, or acceleration, under any Assumed Contract. Except as set forth in Schedule 9(e) and to Seller’s Knowledge, no other party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default by any such other party, or permit termination, modification or acceleration under any Assumed Contract. All Assumed Contracts are in full force and effect, are valid and enforceable against Seller in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. Seller has not waived any material rights under any Assumed Contract. For purposes of this Agreement, “Seller’s Knowledge” means the actual knowledge of Chris Rozzell, Steven Meisel, David T. Miller and Troy Sturrock, without the requirement of further investigation.

(f)	Litigation. There are no claims, actions, suits, proceedings, or investigations pending or, to Seller’s Knowledge, threatened (i) against Seller with respect to and affecting the Seller Property, or (ii) against Seller which would have a Material Adverse Effect on Seller. Seller is not, as it relates to the Seller Property, subject to any continuing court or administrative order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency or instrumentality (other than general regulation and general regulatory orders).

(g)	Brokers. Seller is not a party to, or in any way obligated under, any contract or other agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

(h)	Title to Assets. At the Closing, Seller will transfer the Seller Property to Buyer free and clear of all liens, security interests and other encumbrances, other than Permitted Encumbrances.

(i)	Compliance with Laws. Seller operates and maintains, and has operated and maintained, the Seller Property in compliance in all material respects with all applicable local, state, and federal laws, including, without limitation, all statutes, rules, regulations, ordinances, orders and permits. Seller has not received any written communication from any Person that alleges that the Seller Property may not be in compliance, in any material respect, with any law, statute, rule, regulation, ordinance, order or permit. Notwithstanding the forgoing, no representation or warranty is made under this Section 9(i) in respect of any (i) matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Seller Property which are addressed exclusively in Section 9(l) and (ii) matters relating to taxes, which are addressed exclusively in Section 9(j).

(j)	Taxes. Except as shown on Schedule 9(j), and subject to Section 13(a), (i) all ad valorem, property, sales, severance, employee, payroll withholding, income, franchise, margin and other taxes, and all other governmental charges, penalties, interest, and fines that relate to the ownership and operation of the Seller Property and that are due and payable prior to the Closing have been properly paid before becoming delinquent; and (ii) all returns and reports with respect to such matters have been timely filed and all such returns and reports were complete and correct in all material respects and properly reflected all material facts regarding the income, business assets, operations, status and other matters of Seller; and (iii) no such returns are currently subject of an audit by any taxing authority, in each case except as would not have a Material Adverse Effect. This Section 9(j) shall constitute the sole and exclusive representations and warranties of Seller for matters relating to taxes of Seller or with respect to the Seller Property.

(k)	Pipeline Status. Except as set forth on Schedule 9(k), Seller does not own or operate any part of the Seller Property in a manner which would (i) subject Seller or any part of the Seller Property to jurisdiction of the Federal Energy Regulatory Commission or (ii) cause Seller to be treated as a “gas utility” or “utility” under any of the laws, rules, or regulations of the State of Texas.

(l)	Environmental Matters. To Seller’s Knowledge (i) the Seller Property and Seller’s ownership and operation thereof is in compliance in all material respects with Environmental Laws; (ii) all Authorizations (including Environmental Permits), if any, required to be obtained or filed by or complied with by Seller under any Environmental Law in connection with its ownership, use or operation of the Seller Property have been obtained or filed for and are listed on Exhibit D, and Seller is in material compliance with the terms and conditions of all such Authorizations; (iii) there is no pending or threatened claim, action, investigation, proceeding, liability, cost or obligation relating to the Seller Property alleging violations of Environmental Laws or Environmental Permits, or alleging remediation or removal obligations under applicable Environmental Laws; (iv) Seller has not caused or allowed the generation, use, treatment, transportation, recycling, reclamation, handling, manufacture, storage, or disposal of, or the exposure of any Person or property to, any Constituent of Concern at, on or from the Seller Property, except in material compliance with all applicable Environmental Laws; (v) there has been no Release of any Constituent of Concern at, on, from, or underlying any of the Seller Property in violation of applicable Environmental Laws or in any concentration or location that requires investigation or remediation or other response action under Environmental Laws; (vi) none of the off-site locations where Constituents of Concern from any of the Seller Property have been stored, treated, recycled, disposed of, or Released is subject to any investigation or remedial obligation or other response action requirement under Environmental Laws; and (vii) Seller has provided Buyer with copies of all material environmental studies, audits and assessments prepared by or in the possession of Seller with respect to any of the Seller Property. Seller has made available to Buyer complete and correct copies of all Environmental Permits currently held by Seller with respect to the operation of the Seller Property as presently conducted and such Environmental Permits are in full force and effect, except as would not have a Material Adverse Effect on the Seller Property. “Environmental Laws” means all laws, statutes, ordinances, rules, regulations, decrees or orders of any governmental authority or body governing or relating to pollution or protection of human health and safety (including worker health and safety) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including: (i) those providing liability in connection with or imposing cleanup, investigatory, removal, remediation or regulatory compliance obligations relative to any Release or threatened Release of Constituents of Concern; and (ii) those otherwise relating to any environmental aspect of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, discharge, transport or handling of Constituents of Concern or oil and gas exploration, production, gathering and processing wastes. “Authorization” means any franchise, permit (including Environmental Permit), license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any governmental authority under any law, statute, rule or regulation, including any Environmental Law. “Environmental Permits” means permits required under Environmental Laws. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Constituents of Concern into or upon the environment. This Section 9(l) shall constitute the sole and exclusive representations and warranties of Seller for matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Seller Property.

(m)	Title, Status and Sufficiency of Seller Property.

(i)	Exhibit B-3 sets forth a list of each parcel of real property relating to the Eustace System in which Seller has a fee ownership interest. Seller owns and has good and marketable title to the Fee Properties free and clear of all liens and encumbrances, other than Permitted Encumbrances and the liens identified in Schedule 9(m)(i), which will be released on or before the Closing (with respect to the liens identified in Schedule 9(m)(i)).

(ii)	Seller owns and has good and marketable title to all material personal property that is used in connection with the operation of the Eustace System, including all material portions of the Seller Property, in each case free and clear of all liens and encumbrances, other than Permitted Encumbrances and liens identified in Schedule 9(m)(ii), which will be released on or before the Closing (with respect to the liens identified in Schedule 9(m)(ii)).

(iii)	Exhibit B-1 sets forth a list of each Seller Easement and also contains a complete list of all agreements and instruments evidencing the Seller Easements (the “Real Property Agreements”). Each Real Property Agreement is in full force and effect in accordance with its terms, and there have been no material modifications or amendments thereof not made available to Buyer. All payments due thereunder prior to the date of this Agreement have been paid, and all payments due thereunder prior to the Closing Date will be paid by Seller on or before the Closing Date. Seller is not in breach of or in default under, nor has any event occurred which, with or without giving of notice or the passage of time or both, would constitute a default by Seller under any Real Property Agreement except as in each case could not reasonably be expected to have a Material Adverse Effect on the Seller Property, and Seller has not received any written notice from any other party to any Real Property Agreement alleging such breach or default. To Seller’s Knowledge, no other party to any Real Property Agreement is in breach of or default thereunder, nor has any assertion been made by Seller of any such breach or defaults.

(iv)	Except as set forth in Schedule 9(m)(iv) and as provided in Section 26 or as would not reasonably be expected to have a Material Adverse Effect on the Seller Property, all of the continuous length of the Seller Pipeline is covered by the Real Property Agreements and Fee Properties, and the Real Property Agreements purport to be from the owners of the land covered thereby and purport to grant to Seller (or its predecessors in title) the right to construct, operate and maintain the Eustace System in, over, under, and across such land, provided that certain licenses and permits from railroads, utilities and from the State of Texas or local governmental authorities may not be recorded.

(v)	Except for the Excluded Property, the Seller Property constitutes all of the real and personal properties, or interests (including leasehold interests) therein, owned, used or held for use by Seller exclusively in the operation of the Eustace System and are sufficient for the continued conduct of the business related thereto after the Closing in substantially the same manner as conducted by Seller prior to the Closing. To Seller’s Knowledge, Seller has not withheld pursuant to Section 2(i), any data or information material to the ongoing operation of the Seller Property. Except as set forth in Schedule 9(m)(v), the Seller Property is in good operating condition and repair, normal wear and tear excepted.

(n)	Labor and Employment. Schedule 9(n) contains a list of all Potential Employees (as defined herein) that operate, maintain or work at the Seller Property, years of service with Seller or its affiliates, current salary, wages and benefits including accrued vacation time, bonuses and other compensation items. There are no employment agreements or non-compete agreements between Seller, or any of its affiliates, and any of the Potential Employees. No labor union represents any of the Potential Employees and no collective bargaining is currently being negotiated by Seller, or any of its affiliates, with respect to the Potential Employees. With respect to the Potential Employees, Seller and its affiliates are each in compliance, in all material respects, with all applicable federal and state laws, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, and non-discrimination. There is no charge pending or, to Seller’s Knowledge, threatened against Seller, or any of its affiliates, with respect to the Potential Employees alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice or other violation of any employment law, statute, rule or regulation against Seller with respect to the Potential Employees pending before any court or agency.

(o)	Employee Benefits.

(i)	Each employee benefit plan or program (and the associated trust or funding source, if any) maintained for the benefit of the current or former employees of Seller, or its affiliates, engaged in the operation of the Seller Property or with respect to which Seller or any of its affiliates, has or may have any actual or contingent liability or with respect to which the Seller Property is or may become subject to any claim or lien (collectively, the “Employee Plans”) has been and is currently documented, funded, operated and maintained in material compliance with all applicable laws and regulations and the requirements of each such Employee Plan. Each Employee Plan that is intended to be qualified or tax exempt under Section 401(a) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) or other applicable law has received and is currently subject to and in compliance with an effective applicable favorable determination letter or other comparable document from the applicable governmental authority.

(ii)	Except as disclosed in Schedule 9(o), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions, remittances and premiums with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall has been incurred with respect to any such Employee Plan, whether or not waived. Neither Seller nor any of its affiliates is required to provide security to an Employee Plan under Section 401(a)(29) of the Code or any other law. No “reportable event” (as defined in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for which the 30 day notice requirement has not been waived) has occurred with respect to an Employee Plan within the last six years.

(iii)	Neither Seller nor any entity, trade or business (whether or not incorporated) which is treated under Section 414(b), (c), (m) or (o) of the Code as a single employer with Seller has any liability or obligation, and to Seller’s Knowledge, there are no facts or circumstances that might give rise to any liability or obligation, and the transactions contemplated hereby will not result in any liability or obligation, (A) for the termination, partial termination of or withdrawal from any Employee Plan under applicable law, (B) for any lien imposed under Section 302(f) of ERISA, Section 412(n) of the Code or other applicable law, (C) for any interest payments required under Section 302(e) of ERISA, Section 412(m) of the Code or other applicable law, (D) for any excise tax imposed by Section 4971 of the Code or other applicable law, (E) for any minimum funding contributions under Section 302(c)(11) of ERISA, Section 412(c)(11) of the Code or other applicable law, (F) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA, or (G) a tax or penalty imposed under Section 4975 of the Code, Section 502(l) of ERISA or a violation of Section 406 of ERISA.

(iv)	Seller and its affiliates have, at all times, complied, and currently comply, in all material respects with the applicable continuation requirements for its welfare benefit plans under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) and other applicable laws.

(p)	FCC Licenses. Exhibit D sets forth a true and complete list of all Federal Communications Commission (the “FCC”) Licenses held by Seller and any of Seller’s affiliates used in the operation of the Seller Property (the “Seller FCC Licenses”); and Seller has made available to Buyer a true and correct copy of each Seller FCC License. Each Seller FCC License is validly issued and in full force and effect, and there is no action or proceeding pending before the FCC, or to Seller’s Knowledge, threatened, with respect to any Seller FCC License. No application with respect to any Seller FCC License is currently pending with the FCC.

(q)	Subsequent Events. Except as set forth on Schedule 9(q) since May 31, 2010, (1) there has not been any Material Adverse Effect upon the Seller Property; and (2) the Seller Property has been operated in all material respects only in the ordinary course of business.

(r)	Financial and Operational Information.

(i)	Schedule 9(r)(i) contains copies of the unaudited statement of revenues and expenses of the Eustace System as of and for the fiscal year ended December 31, 2009, and as of and for the five month period ended May 31, 2010 (collectively, “Financial Information”). The Financial Information has been prepared on a consistent basis (except as may be noted therein) and presents fairly, in all material respects, the revenues and direct operating expenses of the Eustace System as of the dates set forth therein, except that the Financial Information does not include footnotes that would be required by GAAP.

(ii)	Schedule 9(r)(ii) sets forth summary historical residue natural gas sales, condensate sales, natural gas liquid sales, other hydrocarbon sales and sulfur sales from the Seller Property for the periods January 1, 2009 through May 31, 2010. To Seller’s Knowledge as of the Closing Date, such data and information is correct and complete in all material respects with respect to such periods.

10.	Buyer’s and Tristream’s Representations and Warranties. As of the date hereof and as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), Buyer and Tristream jointly and severally hereby represent and warrant to Seller as follows.

(a)	Organization.

(i)	Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and possesses the authority to conduct its business as it is now being conducted.

(ii)	Tristream is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and possesses the authority to conduct its business as it is now being conducted.

(iii)	Tristream is the record and beneficial owner of all of the issued and outstanding membership interests of Buyer.

(b)	No Conflict. The execution of this Agreement and the Seller Ancillary Documents and the consummation by Buyer and Tristream of the transactions contemplated hereunder and under the Seller Ancillary Documents will not: (i) violate or conflict with any provision of their respective governing documents; (ii) result in the breach of any term or condition of, or terminate or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which Buyer or Tristream is a party or is otherwise bound; or (iii) subject to necessary filings with the Texas Railroad Commission, violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation.

(c)	Authorization. Buyer and Tristream each has all requisite limited liability company power and authority to enter into and, subject to necessary filings with the Texas Railroad Commission, perform all obligations under this Agreement and the Seller Ancillary Documents. Assuming the due authorization, execution and delivery by the Seller, this Agreement has been duly executed by Buyer and Tristream and constitutes, and the Seller Ancillary Documents and any other agreement or document executed and delivered by Buyer and/or Tristream hereunder will constitute, a legal, valid, binding obligation of Buyer and Tristream enforceable against Buyer and Tristream (as applicable) in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought.

(d)	Consents. Except as provided in Schedule 10(d) or as would not have a Material Adverse Effect on Buyer, no consent approval, order, waiver or authorization of or by, or filing with, any other Person or entity is required to be made or obtained by Buyer or Tristream in connection with the execution, delivery, performance, or enforceability of this Agreement or the consummation of the transactions provided for in this Agreement.

(e)	Brokers. Seller does not and shall not directly or indirectly have any responsibility, liability or expense, as a result of any contract or other agreement of Buyer or Tristream, for the payment of any broker’s or finder’s fee in connection with the origination, negotiation, execution, or performance of this Agreement or the transactions contemplated hereby.

(f)	Litigation. There are no claims, actions, suits, proceedings, or investigations pending or, to the actual knowledge of Kendall A. Purgason, Anthony B. Catalano and J. Michael Urban, threatened against Buyer or Tristream. Neither Buyer nor Tristream is subject to any continuing court or administrative order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency or instrumentality (other than general regulation and general regulatory orders).

(g)	Expert Status. Buyer and Tristream acknowledge that the Seller Property consists of pipeline assets that are used in connection with transporting natural gas and other petroleum products and may contain residual amounts thereof or other hazardous substances. Buyer and Tristream each certifies that it is an expert in handling such products and the transportation thereof. Buyer and Tristream each further represents and warrants that it has completed its due diligence, and other evaluations and assessments necessary for it to evaluate the risks involved in the transportation of such products. The foregoing representation by Buyer and Tristream shall not in any manner relieve or release Seller from any representation or warranty contained in this Agreement and Buyer’s and Tristream’s right to indemnification based upon the representations and warranties of Seller will not be affected by any such investigation by Buyer or Tristream.

(h)	HSR Act. As of the Closing Date, Tristream “controls” Buyer (within the meaning of 16 C.F.R. § 801.1(b)). As of the Closing Date, no “person” or “entity” (as such terms are defined in 16 C.F.R. § 801.1(a)(1) and 16 C.F.R. § 801.1(a)(2)) “controls” Tristream (within the meaning of 16 C.F.R. § 801.1(b)). As of the Closing Date, Tristream is its own “ultimate parent entity” (as defined in 16 C.F.R. § 801.1(a)(3)). As of the Closing Date, Tristream does not satisfy the size-of-person test set forth in Section 15 U.S.C. § 18a(a)(2)(B)(ii). The aggregate dollar value of assets acquired by Buyer pursuant to this Agreement and any other acquisitions made by Buyer and/or Tristream that are required to be aggregated therewith pursuant to the rules promulgated under the HSR Act does not exceed $253.7 million. Buyer has thus concluded, on the basis of a good faith analysis, that the filing of a Premerger Notification Report Form under the HSR Act with respect to the transactions contemplated by this Agreement is not required by Buyer.

11.	Seller Marks. Neither Buyer nor Tristream shall obtain any right, title, interest, license or any other right whatsoever to use the word “Regency” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, each of Buyer and Tristream agree that it shall (a) cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within sixty (60) days following the Closing Date and (b) remove, strike over or otherwise obliterate all Seller Marks from all Seller Property and all other materials owned, possessed or used by Seller or its affiliates, except those Seller Property that the general public does not see (i.e., marks on a pipeline where there is no public access). The Parties agree, because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

12.	Books and Records.

(a)	Records. Subject to the provisions of Section 16, Seller and its respective affiliates may retain a copy of any or all of the Records relating to the use or ownership of Seller Property before the Closing Date.

(b)	Delivery and Retention of Records. On or before October 31, 2010 (or the termination of any Transition Services Agreement), Seller will make available to Buyer for delivery all Records. Buyer and Tristream shall preserve and keep a copy of all Records that relate to the use or ownership of Seller Property before the Closing Date in Buyer’s or Tristream’s possession for a period of at least five (5) years after the Closing Date. For a period of one (1) year after the expiration of such five-year period, before Buyer or Tristream shall dispose of any such Records, Buyer and Tristream shall give Seller at least ninety (90) days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Records as Seller may select. If Seller does not remove the Records within such ninety (90) day period, Buyer and Tristream may dispose of such Records. Buyer and Tristream shall provide to Seller, at no cost or expense to Seller, reasonable access to the Records that relate to the use or ownership of Seller Property before the Closing Date as remain in Buyer’s or Tristream’s possession and reasonable access to employees of Buyer and Tristream in connection with matters relating to the Seller Property before the Closing Date and any disputes relating to this Agreement; provided that such access will not be construed to require the disclosure of any Records that would cause the waiver of any attorney-client, work product or like privilege.

13.	Taxes.

(a)	Property Taxes. Seller and Buyer shall mutually agree at Closing to a proration of property taxes in respect of the Seller Property for the tax year in which Closing occurs based on the most recent property tax information available. If such agreed upon amount differs more than twenty percent (20%) from actual property taxes payable for such year, upon request by either Party, the other Party shall pay, or, if already paid by the overpaying Party, reimburse such requesting Party for, the difference between the agreed upon proration and the actual calculated prorated share of such taxes.

(b)	Other Taxes. Seller shall be responsible for all transfer taxes and charges (including sales taxes), and related interest or penalties, associated with the purchase and sale of the Seller Property.

(c)	Exemption. The purchase and sale of the Seller Property is intended to qualify as an “occasional sale” exempt from Texas state and local sales taxes. The Parties shall each take such actions and execute and deliver such documents, certificates, and agreements as necessary to maintain such exemptions from sales taxes on the tangible assets.

14.	Termination of Agreement. By written notice given prior to the Closing Date, this Agreement may be terminated as follows:

(a)	by Buyer and Tristream at any time if there has been a breach or inaccuracy of Seller’s representations and warranties in this Agreement (without giving effect to any amendment or supplement to such representations and warranties under Section 29) or a failure by Seller to perform its covenants and agreements contained in this Agreement, that has prevented the satisfaction of, or would result on the Closing Date of the failure of, any condition to the obligations of Buyer set forth in Section 4(f), provided that if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within five (5) Business Days after written notice thereof from Buyer;

(b)	by Seller at any time if there has been a breach or inaccuracy of Buyer’s or Tristream’s representations and warranties in this Agreement or a failure by Buyer or Tristream to perform their respective covenants and agreements contained in this Agreement, that has prevented the satisfaction of, or would result on the Closing Date of the failure of, any condition to the obligations of Seller set forth in Section 4(e), provided that if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within five (5) Business Days after written notice thereof from Seller;

(c)	by Buyer if any condition precedent set out in Section 4(f) has not been satisfied as of the fourteenth (14th) day after HSR Approval has occurred, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)	by Seller if any condition precedent set forth in Section 4(e) has not been satisfied as of the fourteenth (14th) day after HSR Approval has occurred, or if satisfaction of such condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)	by mutual consent of the Parties as evidenced in writing signed by each of Buyer, Tristream and Seller;

(f)	by any Party if a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) has been issued or any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement has been taken;

(g)	by any Party if the Closing Date has not occurred on or before July 31, 2010, or such later date as the Parties may agree upon; provided, however, that (i) either Buyer and Tristream or Seller may, at its sole discretion, extend such date on one or more occasions for an aggregate period not to exceed thirty (30) days if all of the conditions to the consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not consummated by such date is that the conditions set forth in Sections 4(e)(iii) and 4(f)(iii) have not been satisfied, and (ii) this right to terminate shall not be available to any Party if its breach of or failure to perform under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(h)	by Seller or Buyer pursuant to the provisions of Section 6; or

(i)	by Seller in the event Buyer’s Lender, for any reason, fails to fund the Commitment for debt financing in the full amount of the Commitment.

If this Agreement is terminated under this Section 14, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of any Party to the other Parties hereunder; provided, however, nothing herein shall (a) prejudice the ability of the non-breaching Party from (i) seeking damages from the breaching Party for any actual fraud involving a knowing and intentional misrepresentation or omission of a material fact or willful or intentional breach of this Agreement, including attorneys’ fees, or (ii) pursuing any equitable rights or remedies or (b) relieve any Party to this Agreement of liability for any breach of Section 15(b) or Section 16 of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder. The Confidentiality Agreement shall not be affected by a termination of this Agreement. For the avoidance of doubt, the Parties agree that if this Agreement is terminated by Seller pursuant to Section 14(i) above, such termination shall not be considered to be a termination as a result of any breach of this Agreement by Buyer and/or Tristream, on the one hand, or Seller, on the other hand, and neither Seller nor Buyer and/or Tristream shall have any right to seek any damages from Buyer or Tristream, on the one hand, or Seller, on the other hand, as applicable, as a result of such termination.

15.	Access.

(a)	Records. From and after the date hereof until Closing, Seller will make the Records available to Buyer and Tristream and their representatives for inspection and review during normal business hours at Seller’s offices or in a secure electronic data room in order to permit Buyer and Tristream to perform their due diligence review. Seller shall furnish to Buyer and Tristream all Records as they may reasonably request. Buyer and Tristream may inspect the Records and such additional information only to the extent such inspection does not violate any contractual commitment of Seller to any third party; provided, however, that Seller shall use commercially reasonable efforts, without the expenditure of funds, to obtain the consent of any such third party to the disclosure of such information.

(b)	Seller Property. Seller grants Buyer and Tristream access to the Seller Property and to Seller’s personnel who provide services related to the Seller Property during reasonable business hours, so Buyer and Tristream may conduct, at their sole risk and expense, their due diligence review including on-site inspections and environmental assessments of the Seller Property; provided that neither Buyer nor Tristream may conduct any sampling, testing or other invasive analyses of the Seller Property without the prior written consent of Seller which Seller may grant or deny in its sole discretion. If Buyer, Tristream or their agents prepares an environmental assessment of any Seller Property, Buyer or Tristream shall immediately furnish copies thereof to Seller and shall otherwise keep such assessment confidential and not share any information obtained through such assessment with any governmental authority or third party. In connection with any on-site inspections, Buyer and Tristream (i) shall not interfere with the normal operation of the Seller Property, (ii) shall comply with Seller’s reasonable requirements for access to the Seller Property and (iii) represent that each is adequately insured. In the event that the Closing does not occur for any reason, Buyer and Tristream shall destroy all remaining copies of such assessments. Buyer and Tristream waive, and release Seller from, and shall indemnify Seller (and its directors, officers, shareholders, members, employees, agents and representatives) against, all Losses, including without limitation, personal injury, death and/or property damage, arising from Buyer’s or Tristream’s activities on the Seller Property, except to the extent such liabilities or damages are caused by Seller’s gross negligence or willful misconduct or pre-existing condition of the Seller Property. The provisions of this section shall survive termination of this Agreement.

16.	Confidentiality.

(a)	The terms of this Section 16 are in addition to, and are not intended to replace, that certain Confidentiality Agreement, dated as of February 22, 2010, by and between Tristream and Seller (the “Confidentiality Agreement”). All nonpublic data and information, whether written or oral, obtained from Seller in connection with the transaction contemplated by this Agreement, whether before or after the execution of this Agreement, and data and non-privileged information generated by Tristream or Buyer in connection with the transaction, including pursuant to the access granted to it under Section 15 of this Agreement (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller. Until the Closing (and for a period of two (2) years if Closing should not occur for any reason), except as required by law, Buyer and Tristream, and their respective managers, directors, officers, employees, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which:

(i)	at the time of disclosure to Tristream or Buyer by Seller was available to Tristream or Buyer on a nonconfidential basis;

(ii)	after disclosure to Tristream or Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Tristream or Buyer;

(iii)	Tristream or Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Tristream or Buyer by Seller;

(iv)	Tristream or Buyer rightfully receives from third parties who, to the knowledge of Tristream or Buyer, are not bound by a confidentiality obligation to Seller;

(v)	is disclosed to Tristream’s or Buyer’s consultants, investors and lenders and those engaged by Tristream or Buyer to operate the Seller Property who similarly agree in writing to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Seller Property;

(vi)	is developed independently by Tristream or Buyer, provided that the person or persons developing the data will not have had access to the Information; or

(vii)	is required to be disclosed under applicable securities laws or the rules and regulations of any applicable securities exchange.

(b)	If Closing does not occur for any reason, Tristream and Buyer will:

(i)	upon request by Seller, return to Seller all copies of the Information in their possession or control;

(ii)	not utilize or permit the utilization of the Information to compete with Seller; and

(iii)	destroy any and all notes, reports, studies, data or analyses based on or generated when incorporating or analyzing the Information or exercising the access provided in Section 15.

(c)	Following the Closing Date and for a period of two (2) years following the Closing Date, Seller will not, and will cause each of its or its affiliates’ officers, directors, managers, consultants, employees and advisors not to, directly or indirectly, (i) use or disclose, reveal, divulge or communicate to any Person, any Eustace System Information (as defined below) other than: (x) to authorized officers, directors, consultants, employees and advisors of Seller or its affiliates that have a reasonable need to know and that agree to maintain the confidentiality of the Eustace System Information in accordance with this Agreement and (y) as reasonably required, to exercise any rights or obligations or in connection with any dispute under this Agreement or (ii) use or otherwise exploit any Eustace System Information for its own benefit or for the benefit of anyone other than Buyer. Seller will not have any obligation to keep confidential any Eustace System Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 16(c), “Eustace System Information” shall mean any confidential information that applies to the Seller Property, including, to the extent applicable, customers, customer lists, products, prices, fees, costs, trade secrets, plans, suppliers, competitors, markets or other specialized information or proprietary matters. “Eustace System Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Closing Date or (ii) becomes generally available to the public other than as a result of a disclosure by Seller not otherwise permissible under this Agreement.

(d)	Each Party agrees that it will not have an adequate remedy at law if any other Party violates any of the terms of this Section 16. In such event, the Parties agree that the non-breaching Party will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Section 16, and to obtain specific enforcement of such terms.

(e)	Notwithstanding the foregoing obligation of confidentiality, Seller may disclose, without Buyer’s or Tristream’s consent, the terms of this Agreement to the holders of the Consents set forth on Exhibit C, to the extent necessary in order to obtain such Consents.

(f)	Effective immediately upon the Closing, Seller shall assign to the Buyer all rights under any confidentiality and/or nondisclosure agreements entered into in connection with any attempt by Seller to market or sell the Seller Property that is assignable without consent. From and after the Closing, upon Buyer’s written request and at Buyer’s sole cost, Seller will reasonably cooperate with Buyer to enforce any agreements with other Persons that are not assignable without consent with respect to the confidentiality and nondisclosure of the Eustace System Information.

17.	Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. No waiver by any Party of any breach or default of any of the terms and conditions contained in this Agreement shall be construed as a waiver of any subsequent breach or default whether of a like or different character.

18.	Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

19.	Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. “Section” refers to the corresponding Section of this Agreement unless otherwise specified herein.

20.	Binding Agreement/Assignability. No Party shall assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, and any attempt to do so will be null and void, except that a Party may assign its rights to an affiliate without such consent. Subject to the foregoing, this Agreement shall be binding and inure to the benefit of Seller, Buyer and Tristream and their successors and permitted assigns. No assignment of this Agreement or a Party’s rights or obligations hereunder without obtaining the prior written consent of the other Parties shall excuse, terminate, or otherwise affect the obligations of the assigning Party to the other Parties hereunder.

21.	Entire Agreement. This Agreement and all exhibits and schedules attached hereto and the Confidentiality Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all other prior and contemporaneous agreements, whether written or oral, between the Parties. This Agreement may not be modified or amended except by an instrument signed by all of the Parties.

22.	Cooperation. After the Closing, the Parties shall, from time to time and without further consideration, execute and deliver such instruments of transfer, conveyance, and assignment, in addition to those specifically delivered under this Agreement, and take such other action, as reasonably necessary, to more effectively transfer, convey, and assign to and vest in each Party all rights contemplated herein.

23.	Notices. All notices required under this Agreement shall be deemed made when in writing and personally delivered, received by overnight mail, received by facsimile, or received by certified or registered mail, return receipt requested, to the following addresses:

Seller:	Regency Field Services LLC 2001 Bryan Street, Suite 3700 Dallas, TX 75201
Attention: Legal Department

Buyer and Tristream:	Tristream Energy, LLC 14090 Southwest Freeway, Suite 460 Sugar Land, Texas 77478
Attention: Kendall A. Purgason

24.	Counterparts and Conflicts. This Purchase and Sale Agreement and all exhibits and schedules attached hereto shall, in their entirety constitute the Agreement of the parties. In the event of a conflict between a provision contained within this Purchase and Sale Agreement and a provision contained within any exhibits or schedules attached hereto, the provision in this Purchase and Sale Agreement shall control.

25.	Employee Matters.

(a)	From and after the date hereof, Buyer shall have the opportunity to meet with the employees of Seller or its affiliates who work at, operate and/or maintain the Seller Property and listed on Schedule 9(n) (the “Potential Employees”) to discuss potential employment opportunities with Buyer in connection with the Seller Property, and Buyer may make offers to any or all of the Potential Employees. If the Closing shall occur concurrently with the execution of this Agreement, Buyer shall promptly make offers of employment to any or all of the Potential Employees following the Closing. All Potential Employees who are offered employment and who accept employment with Buyer and execute and deliver the Employee Release (as herein defined) are referred to as “Transferred Employees”. All Transferred Employees will become employees of Buyer effective as of 12:01 a.m. on the Closing Date. Potential Employees who do not accept Buyer’s offer of employment and/or who do not execute and deliver the Employee Release as required by Buyer (an “Excluded Employee”) will not be considered as a Transferred Employee. The offers of employment to the selected Potential Employees shall (i) remain open for acceptance until the later to occur of (A) 12:01 a.m. on the Closing Date, or (B) the expiration of two (2) days after such offer is made, (ii) provide base compensation at a rate substantially similar to such Transferred Employee’s base compensation rate immediately prior to the Closing and benefits substantially similar to the benefits provided to similarly situated employees of Buyer, (iii) provide that Buyer will pay severance to Transferred Employees that are terminated without cause within the six (6) month period immediately following the Closing Date consistent with Buyer’s then-existing policies for other similarly situated employees, (iv) to the extent permitted under applicable laws and the terms of any plan maintained by Buyer, provide that such Transferred Employees will be eligible to participate in Buyer’s employee benefit plans and to take into account for purposes of eligibility, vesting and for purposes of severance, vacation and sick leave benefit accrual under any Buyer benefit plan, the length of service of such Transferred Employee with Seller prior to the Closing Date, and (v) be conditioned upon the Employee’s execution and delivery of the Employee Release. Prior to Closing (or if Closing shall occur concurrently with the execution of this Agreement, promptly following the Closing Date), Buyer shall provide to Seller (i) a list of all Transferred Employees who have timely accepted the offer of employment, and (ii) a detailed summary of the offers made to each Potential Employee (including each Transferred Employee), which summary shall include, to the extent applicable, the base salary, the bonus structure and benefits, including, without limitation, defined contributions plans, insurance, severance pay, paid time off, vacation entitlement, service awards and long and short term disability. Without limiting or otherwise affecting Seller’s responsibility for Excluded Liabilities, Buyer shall not assume any of Seller’s employee benefit plans or programs and, except as set forth in Section 25(b) below, Buyer shall have no liability or obligation with respect to the Transferred Employees and any such employee benefit plans or programs provided by Seller. Seller has or will provide to Buyer copies of job descriptions and salary ranges for the Potential Employees. Seller shall comply with all applicable laws, statutes, rules and regulations in connection with the termination of the Transferred Employees as of the Closing Date including, without limitation, the Worker Adjustment and Retraining Notification Act. Buyer shall, upon five (5) business days notice, reimburse Seller for any and all severance costs or expenses, consistent with the policies or arrangements disclosed on Schedule 25(a), associated with Potential Employees who are not, other than for good reason (such as immigration status, failure to pass any drug test or refusal to execute and deliver an Employee Release), offered employment by Buyer in connection with the Closing. Except as set forth in the preceding sentence or Section 25(b) below, Seller shall be responsible for the payment of any and all unpaid salary, wages, retention bonuses or other amounts due Seller’s employees who are entitled to such benefits through the Closing Date. This Agreement (including the provisions of this Section) is a covenant between Buyer and Seller and shall not, in any manner, (i) create any contractual right of employment for any employee of Seller or (ii) prevent, restrict, or limit Buyer, following the Closing, from modifying or terminating any of its benefit plans, programs or policies from time to time as it may deem appropriate.

(b)	Buyer and Seller agree that with respect to any Potential Employee who accepts employment with Buyer as a Transferred Employee effective as of the Closing Date and to the extent such amount is included as an adjustment to the Base Purchase Price under Section 4(g), Buyer shall assume all accrued paid time off of such Transferred Employee in connection with Buyer’s employment of such Transferred Employee on or after the Closing Date. Buyer shall cooperate with Seller and use commercially reasonable efforts to obtain, in connection with Buyer’s employment of each Transferred Employee, a release (the “Employee Release”) of any and all claims to payments of vacation pay from Seller in the form of Exhibit J attached hereto.

(c)	For a period of two (2) years following the Closing Date, Seller will not, directly or indirectly, hire or attempt to hire or retain any Transferred Employee or otherwise induce any such Transferred Employee to terminate his or her employment or agency with Buyer; provided, however, that the foregoing provisions shall not prevent Seller from hiring or retaining or attempting to hire or retain (i) any such person who responds to an advertisement or other general solicitation for employment not targeted to the Transferred Employees or (ii) any Transferred Employee terminated by Buyer.

(d)	Buyer and Seller agree that during the period commencing on the Closing Date and ending on October 31, 2010, for each Transferred Employee who elects to enroll in continuation coverage under Seller’s group health plan as permitted by COBRA, Buyer may elect to pay all such COBRA premiums through delivery of a direct payment to Seller on behalf of each such Transferred Employee. Buyer shall deliver the first set of COBRA premiums within five (5) business days immediately following the date upon which the plan administrator of the Seller’s group health plan notifies Buyer of the name of each Transferred Employee and other qualified beneficiary electing coverage, the date of such election for continuation coverage, the amount of the premium owed for each such Transferred Employee and other qualified beneficiary, and the period such initial premium covers. Buyer shall deliver each future set of COBRA premiums, if any, on the last business day of the calendar month immediately preceding the month during which such coverage will be provided.

(e)	Seller shall, in connection with the Closing, cause the Regency 401(k) Plan to fully vest the individual accounts for each Transferred Employee as of the Closing Date. Buyer shall, within ninety (90) days following the Closing Date, establish a new 401(k) plan (the “Buyer 401(k) Plan”) and will cause that plan to accept tax-free rollovers of “eligible rollover distributions” within the meaning of Section 402(c) of the Code. Within ten (10) business days immediately following the Closing Date, Buyer shall , upon the request of any individual listed on Schedule 25(e), make a loan to such individual in the amount set forth on Schedule 25(e), to enable such individual to repay participant loans under the Regency 401(k) Plan. Buyer’s obligation to make any such loan shall be conditioned upon such individual executing a promissory note and such other documentation as reasonably required by Buyer.

(f)	With respect to each Transferred Employee who has been approved to receive a truck allowance from Seller prior to the Closing Date, Buyer shall, for a period of not less than one (1) year following the Closing Date, provide a truck allowance to such Transferred Employee in the same amount as that provided by Seller prior to the Closing Date; provided, however, that Buyer shall not be required to provide, or may otherwise terminate, such allowance if: (i) the Transferred Employee receiving such allowance consents to the termination or modification of any such allowance, (ii) the employment of such Transferred Employee is terminated or (iii) Buyer determines, due to the condition of such vehicle, that it is no longer economically practical to use the vehicle in connection with the operations of the Seller Property.

26.	Rights-of-Way. From and after the Closing, Seller shall, at Seller’s expense, use commercially reasonable efforts to acquire on behalf of Buyer any additional rights-of-way required for the operation of the pipeline running from the Fletcher Compressor Station to the Holland Blockvalve, such additional rights-of-way being located in the following abstracts in Wood County, Texas: P. Dillsworth, A-150; I. Simpson, A-519; S. Hatfield, A-316; and S. McDonald, A-392 (the “Fletcher Line”). Buyer agrees to promptly execute all right-of-way documents tendered by Seller to the extent that such documents are in a form and substance consistent with Seller’s historical practice related to right-of-way acquisition for the Fletcher Line. In addition, consistent with Section 4(i) above, Seller shall solicit Consents to assignment from any landowner to the extent such Consents are required and notify landowners of assignment to the extent that Consent is not required. Buyer shall pay all reasonable and customary fees to any landowner or third party relating to, and all reasonable and customary costs and expenses associated with obtaining any Consents.

27.	Louis Dreyfus Energy Services LP Agreement. Seller is a party to that certain Natural Gas Liquids Purchase Agreement dated October 1 2008 (the “LDES Agreement”) with Louis Dreyfus Energy Services LP (“LDES”) pursuant to which Seller is committed to sell natural gas liquids from the Seller Property. Following the Closing, Seller shall cooperate with Buyer in either obtaining a partial assignment of the LDES Agreement to Buyer or establishing an acceptable arrangement to provide Buyer with the economic benefits of the LDES Agreement, including, without limitation, rights to any linefill pursuant to the LDES Agreement. In the event the LDES Agreement is not partially assigned to Buyer, Seller agrees (a) that upon written request of Buyer, Seller shall cause the LDES Agreement to be terminated with respect to the Seller Property upon the expiration of the initial term or any month-to-month extension thereof, and (b) that if Seller intends to terminate the LDES Agreement with respect to any other originating facility covered thereby, Seller will give Buyer written notice thereof not less than thirty (30) days prior to Seller’s delivery of any notice of termination to LDES.

28.	FCC Filing. Promptly following the execution of this Agreement, Buyer and Seller shall file or cause to be filed with the FCC all appropriate applications with respect to the transfer of control to Buyer of the Seller FCC Licenses (the “FCC Transfer Applications”). The FCC Transfer Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC rules and regulations or be responsive to a request of the FCC. Buyer and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably require in connection with the preparation, filing and prosecution of the FCC Transfer Applications. Buyer and Seller shall bear their own expenses in connection with the preparation, filing and prosecution of the FCC Transfer Applications. Buyer and Seller shall each use their commercially reasonable efforts to prosecute the FCC Transfer Applications and shall furnish to the FCC any documents, materials or other information reasonably requested by the FCC. If the FCC Transfer Applications shall not have been approved by final order of the FCC to the extent necessary to permit the transfer of the Seller FCC Licenses to Buyer at Closing, then upon such FCC Transfer Applications being so approved, Seller shall transfer and assign the Seller FCC Licenses to Buyer.

29.	Schedules.

(a)	Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned in this Agreement. No disclosure in the Schedules relating to any possible breach or violation of any agreement or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business or required to be disclosed on the Schedules. Each disclosure in the Schedules shall be deemed to qualify other representations and warranties of Seller notwithstanding the lack of a specific cross-reference where the relevance of such disclosure to such other representation and warranty is reasonably apparent or if the fact or item or its contents are reasonably related to such other representation or warranty.

(b)	Seller may by written notice to Buyer and Tristream revise or supplement the Schedules at any time prior to the Closing Date to reflect information that either (i) existed on the date hereof and should have been included on one or more items of the Schedules but was not, or (ii) came into existence after the date hereof and would have been required to be disclosed on one or more items of the Schedules if such information was in existence on the date of this Agreement. Buyer and Tristream shall have five (5) Business Days to review such supplement or amendment and the Closing Date shall be postponed as necessary for Buyer and Tristream to do so. No such supplement or amendment will affect the rights and obligations of Buyer and Tristream under Section 4(f)(i) or Section 14 of this Agreement at any time prior to the Closing, but if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes (including, but not limited to indemnification obligations set forth in Section 7 of this Agreement) any breach of any representation, warranty, covenant or agreement that would otherwise have existed by reason of Seller not having made such amendment or supplement.

30.	Miscellaneous Provisions.

(a)	Expenses. Subject to the specific provisions in this Agreement, each of the Parties hereto shall pay all costs and expenses of its performance of and compliance with this Agreement, and shall pay the fees and expenses incurred with its own legal counsel and other advisors in connection with negotiating, investigating and closing this transaction. This provision in no way acts to disallow the collection of costs and expenses expressly permitted by another Section of this Agreement.

(b)	Governing Law/Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to its conflict of laws provisions. The Parties further agree that any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought only in a federal or state court of competent jurisdiction in Dallas, Texas. Each Party hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non-convenience, which it may now or hereafter have to the bringing of such action or proceeding in any such respective jurisdiction.

(c)	Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. If the time for performance of any obligation set forth in this Agreement falls on a Saturday, Sunday or legal holiday in the State of Texas, compliance with such obligation on the next Business Day following such Saturday, Sunday or legal holiday shall be deemed acceptable. For purposes of this Agreement, a “Business Day” is any day other than a Saturday, Sunday or legal holiday in the State of Texas.

(d)	Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and signature pages by facsimile transmission or by electronic mail in “portable document format” shall constitute effective execution and delivery of this Agreement for all purposes. Signatures transmitted by facsimile or by electronic mail in “portable document format” shall be deemed to be their original signatures for all intents and purposes.

(e)	Public Statements. Seller, Buyer and Tristream agree to consult with, and obtain the approval of (which approval will not be unreasonably withheld, conditioned or delayed), each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law or the rules and regulations of any applicable stock exchange.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their authorized representatives as of the date first above written.

Seller:

REGENCY FIELD SERVICE, LLC

By:	Regency Gas Services LP, its sole member
By:	Regency OLP GP LLC, its general partner

By:
Byron R. Kelley, President

Tristream:

TRISTREAM ENERGY, LLC

By:
Kendall A. Purgason, President

Buyer:

TRISTREAM EAST TEXAS, LLC

By:
Kendall A. Purgason, President